Exhibit 99.1

FIVE POINT HOLDINGS, LLC ANNOUNCES NEW HEARTHSTONE RESIDENTIAL LAND BANKING INVESTMENT PARTNERSHIP WITH BLUE OWL MANAGED FUNDS

IRVINE, Calif., February 10, 2026 — Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in California, today announced the formation of a new residential land banking investment partnership executed by its Hearthstone Residential Holdings platform (“Hearthstone”), with funds managed by Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL).

The investment partnership is designed to support the acquisition of residential homesites and land assets in high-quality U.S. housing markets, leveraging Hearthstone’s operating expertise, sourcing capabilities, and long-standing relationships with national homebuilders.

“This transaction represents an important milestone for Hearthstone and for Five Point,” said Dan Hedigan, President and Chief Executive Officer of Five Point. “Following our acquisition of the Hearthstone platform mid-last year, this new partnership marks a critical first step in scaling the land banking business that is being led by Mark Porath, the CEO of our Hearthstone subsidiary, with an institutional partner that shares our long-term vision. This new agreement with Blue Owl positions Hearthstone to pursue a broader set of growth opportunities and further solidify its role as a leading residential land banking platform. We are very pleased to be partnering with the Blue Owl team, and we look forward to scaling the Hearthstone platform.”

“We’re excited to partner with Hearthstone and Five Point as we enter the land banking ecosystem,” said Matt Tier, Managing Director at Blue Owl. “Hearthstone’s underwriting expertise, strong industry reputation, and decades-long track record make them an ideal partner for Blue Owl. Mark and his team have built an impressive platform, and we share a closely aligned investment philosophy. This partnership marks the first step in what we expect will be a successful collaboration.”

As part of the transaction, Five Point has agreed to issue warrants to funds managed by Blue Owl that will vest upon the achievement of specified cumulative capital contribution thresholds aligning Blue Owl’s long-term participation with the growth of the platform.

The execution of the new partnership and related agreements does not result in any immediate dilution to Five Point’s existing equity holders. Any potential dilution would occur only if the warrants vest and are subsequently exercised at an exercise price of $7.00 per share. In the event the warrants become fully vested and are exercised by Blue Owl, it would result in approximately 1% dilution of Five Point’s currently outstanding shares, on a fully-diluted basis.

Five Point acquired the Hearthstone platform in 2025 as part of its broader strategy to expand its asset-light, fee-generating businesses alongside its core community development operations. The Company believes the model utilized for the investment provided by Blue Owl managed funds provides a scalable vehicle to grow Hearthstone’s footprint while maintaining alignment with long-term shareholders.

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include up to approximately 40,000 residential homes and up to approximately 23 million square feet of commercial space. Five Point is also engaged in the residential land banking business through its Hearthstone residential asset and investment management platform.

About Blue Owl

Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives®. With over $307 billion in assets under management as of December 31, 2025, we invest across three multi-strategy platforms: Credit, Real Assets and GP Strategic Capital. Anchored by a strong permanent capital base, we provide businesses with private capital solutions to drive long-term growth and offer institutional investors, individual investors, and insurance companies differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation.

Together with approximately 1,365 experienced professionals globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com or LinkedIn: www.linkedin.com/company/blue-owl-capital

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements include, among others, statements that refer to: our expectations regarding the execution and anticipated benefits of our strategic partnership with Blue Owl; the scalability, growth prospects and future performance of our Hearthstone platform; our ability to source, acquire and manage residential homesites and land assets; our expectations regarding future growth; the timing, achievement and impact of capital contribution thresholds, the potential impact of any warrant exercises on dilution of our equity; and other statements that are not historical in nature. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Five Point Holdings, LLC Investor Relations: Kim Tobler, 949-425-5211 kim.tobler@fivepoint.com Media: Eric Morgan, 949-349-1088 eric.morgan@fivepoint.com

Blue Owl Capital Inc.

Investor Contact

Ann Dai

Head of Investor Relations

blueowlir@blueowl.com

Media Contact

Nick Theccanat

Managing Director, Communications & Public Affairs

Nick.Theccanat@blueowl.com